Exhibit. 99.1

American Rebel Expands its Successful Sponsorship for 2025 with Tony Stewart Racing (TSR) in NHRA Mission Foods Drag Racing Series

Company Touts Multiple Achievements Working with TSR

Nashville, TN, March 27, 2025 (GLOBE NEWSWIRE) — American Rebel Holdings, Inc. (NASDAQ: AREB) (“American Rebel” or the “Company”), creator of American Rebel Beer ( americanrebelbeer.com ) and a designer, manufacturer, and marketer of branded safes, personal security and self-defense products and apparel ( americanrebel.com ), will expand its successful sponsorship for 2025 with Tony Stewart Racing ( tsrnitro.com ) in the NHRA Mission Foods Drag Racing Series ( nhra.com ). American Rebel will be highly visible throughout the season on both the Tony Stewart Top Fuel Dragster and the Matt Hagan Funny Car. American Rebel has found that the relationship with Tony Stewart Racing has created opportunities for American Rebel Beer to contract with top beer distributors and top retailers and advance the company’s marketing objectives.

American Rebel will be a secondary sponsor on the Tony Stewart driven Top Fuel Dragster and the Matt Hagan driven Funny Car for all 20 races as well as be the primary sponsor of the Matt Hagan Funny Car for five races and be the primary sponsor of the Tony Stewart Top Fuel Dragster for one race during the NHRA 2025 season. Being a sponsor provides opportunities for vast exposure during the race broadcasts on Fox Sports, Fox Sports 1 (FS1) and Fox Sports 2 (FS2). Ratings for NHRA telecasts are very strong and visibility continues to expand through additional streaming options through NHRA.tv .

“I’m very excited to expand our sponsorship of Tony Stewart Racing through work with Tony, Matt and Leah,” said American Rebel CEO Andy Ross. “Tony, Matt and Leah have been a big part of our incredible success opening up distributors across the country. Various consultants told me opening up distributors was next to impossible, but American Rebel has proven them wrong because we have a real 12-year organic story of how we got here, and Tony, Matt and Leah’s support have poured patriotic fuel all over the fire we had already started. I can’t thank them enough for everything they’ve done. Our relationship started out as a sponsorship, turned into a friendship and now it’s family.”

In addition to the strong television viewership of NHRA racing, NHRA has unveiled exciting opportunities for digital media and content creators heading into the 2025 NHRA Mission Foods Drag Racing Series season. Aiming to change the way influencers, content creators and digital media members experience drag racing, NHRA is working to expand its reach across social media platforms with its Cornwell Tools Burnout Box Content Creator Zone. This expansion and emphasis in the digital media space will significantly benefit American Rebel.

American Rebel has also benefitted from the relationship with Tony Stewart Racing through the social media reach of Tony Stewart, Matt Hagan and Leah Pruett. Tony Stewart has nearly 750,000 followers on X (@TonyStewart) and over 250,000 followers on Instagram (@tsrsmoke). Matt Hagan has nearly 150,000 followers on Instagram (@matthagan_fc) and Leah Pruett has nearly 400,000 followers on Instagram (@leah.pruett).

“Tony, Matt and Leah are such an important part of our story,” said Andy Ross. “Tony is a legendary NASCAR driver who may be the most versatile race car driver in history, having also driven in IndyCar, USAC, NHRA and just about anything with wheels. And Matt has 52 NHRA national event wins and is one of only four legendary Funny Car drivers to win four championships (John Force, Don Prudhomme and Kenny Bernstein are the others) and Leah has kicked in doors as a Top Fuel driver and she continues to provide unparalleled support for American Rebel at the track and on social media. Our distributors love our connection with Tony Stewart Racing as American Rebel Light Beer connects with our customers through this sponsorship.”

It’s been said that Andy Ross wrote the most on-brand drag racing song ever with his “Nitro Lightning” that he wrote for Matt Hagan. The song gets played at the track nearly every race weekend and even has been referenced on the Fox broadcasts. Andy has performed concerts at the Texas Motorplex and the Bradenton Motorsports Park after race events and is scheduled to perform this year at the NHRA Four-Wide Nationals in Concord, NC.

“What’s more American Rebel than rock ‘n’ roll and drag racing?” said Andy Ross. “Drag racing fans are the perfect demo for American Rebel Beer and we’re looking forward to continuing this relationship a long time.”

Primary sponsorship dates for American Rebel Beer on the Matt Hagan Funny Car are April 25 – 27 at the NHRA Four-Wide Nationals in Concord, NC; June 20 – 22 at the Virginia NHRA Nationals at North Dinwiddle, VA; August 14 – 17 at the Lucas Oil NHRA National in Brainerd, MN; September 26 – 28 at the NHRA Midwest Nationals near St. Louis, MO; and October 30 – November 2 at the NHRA Nevada Nationals in Las Vegas, NV. American Rebel Beer will also be a primary sponsor for the Tony Stewart Top Fuel Dragster on September 26 – 28 at the NHRA Midwest Nationals near St. Louis, MO.

About American Rebel Light Beer

Produced in partnership with AlcSource, American Rebel Light Beer ( americanrebelbeer.com ) is a domestic premium light lager celebrated for its exceptional quality and patriotic values. It stands out as America’s Patriotic, God-Fearing, Constitution-Loving, National Anthem-Singing, Stand Your Ground Beer.

American Rebel Light is a Premium Domestic Light Lager Beer – All Natural, Crisp, Clean and Bold Taste with a Lighter Feel. With approximately 100 calories, 3.2 carbohydrates, and 4.3% alcoholic content per 12 oz serving, American Rebel Light Beer delivers a lighter option for those who love great beer but prefer a more balanced lifestyle. It’s all natural with no added supplements and importantly does not use corn, rice, or other sweeteners typically found in mass produced beers.

About American Rebel Holdings, Inc.

American Rebel Holdings, Inc. (NASDAQ: AREB) has operated primarily as a designer, manufacturer and marketer of branded safes and personal security and self-defense products and has recently transitioned into the beverage industry through the introduction of American Rebel Beer. The Company also designs and produces branded apparel and accessories. To learn more, visit americanrebelbeer.com or americanrebel.com . For investor information, visit americanrebel.com/investor-relations .

American Rebel Holdings, Inc.

info@americanrebel.com

American Rebel Beverages, LLC

Todd Porter, President

tporter@americanrebelbeer.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. American Rebel Holdings, Inc., (NASDAQ: AREB; AREBW) (the “Company,” “American Rebel,” “we,” “our” or “us”) desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “forecasts” “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements primarily on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. Important factors that could cause actual results to differ from those in the forward-looking statements include benefits of a launch party, actual launch timing and availability of American Rebel Beer, success and availability of the promotional activities, our ability to effectively execute our business plan, and the Risk Factors contained within our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:

tporter@americanrebelbeer.com

info@americanrebel.com